EXHIBIT 99.1

PRESSRELEASE

                                                            www.caldive.com

Cal Dive International, Inc.  ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX 77060-3500  ·  281-618-0400  ·  fax: 281-618-0505

For Immediate Release	05-023

	Contact:	Wade Pursell
Date: August 31, 2005	Title:	Chief Financial Officer

Cal Dive International, Inc. Closes Asset Purchase Agreement with Torch Offshore

HOUSTON, TX – Cal Dive International, Inc. (Nasdaq: CDIS) announced today that it has closed an asset purchase agreement with Torch Offshore, Inc. (Pink Sheets: TORCQ) following early termination of the second review of the transaction by the Department of Justice. Under the terms of the purchase agreement Cal Dive paid a consideration of $85 million for two shelf pipelay barges; four shelf diving vessels; the deepwater pipelay vessel Midnight Express; and a portable saturation diving system, together with all equipment, inventory, intellectual property and other assets related to the operations of the vessels.

Martin Ferron, President, stated “We are very pleased to have concluded this complicated transaction and are now focused on getting the acquired assets back to work, especially given the extra demand generated by Hurricane Katrina. We expect this to happen on a phased basis before the end of the year due to the need to drydock several of the vessels. The Midnight Express will be placed in service this year in its present condition, but will require significant upgrade work next year to reach its optimum pipelay capability. We expect the overall drydocking and upgrade budget to be around $30 million for all of the assets.

“The deal should be accretive to fourth quarter earnings this year and we expect the acquired assets to generate between $25 million — $30 million of operating cash flow on a full year basis.”

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, and other risks described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.